OTCQB Trading Symbol: AGSM

Silver Stream Clarification and Retraction of Technical Disclosures

VANCOUVER, BC, October 18, 2013 – Silver Stream Mining Corp. (the “Company”) (OTCQB: AGSM) announces that the Company’s NI 43-101 technical report relating to its Metates property in Sinaloa, Mexico (entitled “Technical Brief on the Metates Mine Property, Municipality of Mazatlan, Sinaloa, Mexico” dated April 9, 2013 and prepared by Richard Munroe, B.Sc., FGAC, P.Geo) is under review by the British Columbia Securities Commission ("BCSC”) for compliance with the requirements of NI 43-101 of the Canadian Securities Administrators in connection with certain inferred mineral resources disclosed in the report . The Company has used the report in support of disclosures of inferred resource estimates in press releases and disclosure documents filed by the Company with the BCSC. These inferred mineral resource estimates are not supported by a compliant NI 43-101 technical report, contrary to NI 43-101, and should not be relied upon until they have been verified and supported by an amended technical report. The Company expects to file an amended technical report on or before November 21, 2013.

The disclosure of the technical information contained in this news release has been reviewed and approved by Mr. Richard Munroe, B.Sc., FGAC, P.Geo., the Company’s geologist and a Qualified Person as defined by NI 43-101.

ON BEHALF OF SILVER STREAM MINING CORP.

"Robert Bell"

President & CEO

For further information on Silver Stream Mining Corp., please contact Robert Bell at (604) 713 8010, or visit our website at www.silverstreammining.com. For investor relations contact: Micro Cap et al at 1 877 642 7622, or info@microcapetal.com

About Silver Stream: Silver Stream Mining Corp. is committed to delivering shareholder value through the exploration and advancement of its Metates Mining Project in Sinaloa, Mexico. The Company’s Technical Advisory Team with expertise in geology, engineering and operations provides a foundation to assess other mining projects for potential acquisition or joint venture opportunities throughout North America.

Forward Looking Statements:  Information contained herein regarding optimism related to the Company’s business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Silver Stream believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to

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OTCQB Trading Symbol: AGSM

many factors including market prices for the Company’s mineral products, international and domestic economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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